EXHIBIT 99.1

SJW CORP. ANNOUNCES 2016 SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 27, 2016 – SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2016. Net income was $16.8 million for the quarter ended June 30, 2016, compared to $7.5 million for the same period in 2015. Diluted earnings per share were $0.82 and $0.36 for the quarters ended June 30, 2016 and 2015, respectively.

Operating revenue was $86.9 million in the quarter compared to $72.4 million in 2015. The $14.5 million increase in revenue was primarily attributable to $8.7 million in true-up revenue recognized as a part of the decision on our 2015 California General Rate Case application, $4.6 million in cumulative rate increases, $3.5 million related to revenue tracked in our Water Conservation Memorandum Account and a $300,000 change in the net recognition of certain other balancing and memorandum accounts. These increases were partially offset by $2.5 million in lower customer usage.

Water production expenses for the second quarter of 2016 were $27.7 million versus $26.8 million for the same period in 2015, an increase of $900,000. The increase in water production expenses was primarily attributable to $3.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges partially offset by $2.8 million in lower expenses due to an increase in the use of available surface water supply. Operating expenses, excluding water production costs, increased $1.1 million to $29.5 million from $28.4 million. The increase was primarily due to $1.0 million of higher depreciation expenses due to assets placed in service in 2015, $210,000 in higher maintenance expenses due primarily to main repairs and $72,000 of higher administrative and general expenses, partially offset by a decrease of $206,000 in property taxes and other non-income taxes due to a property tax refund.

Other expense and income in the second quarter and first six months of 2016 included a pre-tax gain on the sale of 159,151 shares of California Water Service Group stock for $3.2 million. No similar sale occurred in 2015.

The effective consolidated income tax rates were 39% and 37% for the quarters ended June 30, 2016 and 2015, respectively.

Year-to-date net income was $20.2 million, compared to $12.2 million in 2015. Diluted earnings per share were $0.98 in the first six months of 2016, compared to $0.59 per diluted share for the same period in 2015.

Year-to-date operating revenue increased by $13.5 million to $148.0 million from $134.5 million in the first six months of 2016. The increase was attributable to $8.1 million in cumulative rate increases, a net $6.8 million due to true-up revenue recognized as a part of the decision of our 2015 California General Rate Case application in the current year offset by true-up revenue recognized as part of the 2012 California General Rate Case decision in the prior year, $6.5 million related to revenue tracked in our Water Conservation Memorandum Account, a $900,000 change in the net recognition of certain other balancing and memorandum accounts, and $300,000 in revenue from new customers. These increases were partially offset by $9.0 million in lower customer water usage.

Year-to-date water production expenses increased to $48.3 million from $48.2 million in 2015. The $100,000 increase was attributable to $6.7 million in higher per unit costs for purchased water, groundwater extraction and energy charges, offset by lower customer water usage of $3.8 million and $2.8 million in lower expenses due to an increase in the use of available surface water supply. Operating expenses, excluding water production costs, increased $3.1 million to $59.4 million from $56.3 million. The increase was primarily due to $2.0 million of higher depreciation expenses, $653,000 in higher maintenance expenses, $481,000 in higher administrative and general expenses, offset by $83,000 in lower property taxes and other non-income taxes. The increase in administrative and general expenses was due to an increase in salaries, partially offset by a decrease in pension expense and a decrease in regulatory fees due to lower usage.

The effective consolidated income tax rates were 39% and 37% for the six-month periods ended June 30, 2016 and 2015, respectively.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.2025 per share. The dividend is payable on September 1, 2016 to shareholders of record on August 8, 2016.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
OPERATING REVENUE	$86,944	72,402	$148,056	134,514
OPERATING EXPENSE:
Production Expenses:
Purchased water	14,485	16,002	24,182	25,286
Power	1,614	1,528	2,851	2,700
Groundwater extraction charges	8,312	6,197	14,760	14,133
Other production expenses	3,272	3,065	6,504	6,062
Total production expenses	27,683	26,792	48,297	48,181
Administrative and general	11,536	11,464	23,241	22,760
Maintenance	4,054	3,844	7,865	7,212
Property taxes and other non-income taxes	2,684	2,890	5,902	5,985
Depreciation and amortization	11,187	10,202	22,370	20,361
Total operating expense	57,144	55,192	107,675	104,499
OPERATING INCOME	29,800	17,210	40,381	30,015
OTHER (EXPENSE) INCOME:
Interest expense	(5,469)	(5,618)	(10,904)	(11,270)
Gain on sale of California Water Service Group stock	3,197	—	3,197	—
Other, net	158	274	512	610
Income before income taxes	27,686	11,866	33,186	19,355
Provision for income taxes	10,911	4,405	13,033	7,199
NET INCOME	16,775	7,461	20,153	12,156
Other comprehensive income (loss), net	487	(255)	1,017	(270)
Reclassification adjustment for gain realized on sale of investments, net	(1,742)	—	(1,742)	—
COMPREHENSIVE INCOME	$15,520	7,206	$19,428	11,886

EARNINGS PER SHARE
Basic	$0.82	0.37	$0.99	0.60
Diluted	$0.82	0.36	$0.98	0.59
DIVIDENDS PER SHARE	$0.20	0.20	$0.41	0.39
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,438	20,357	20,426	20,342
Diluted	20,579	20,501	20,570	20,491

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Utility plant:
Land	$17,930	17,853
Depreciable plant and equipment	1,495,627	1,438,321
Construction in progress	64,373	45,573
Intangible assets	23,906	22,675
Total utility plant	1,601,836	1,524,422
Less accumulated depreciation and amortization	509,244	487,659
Net utility plant	1,092,592	1,036,763

Real estate investments	62,082	74,641
Less accumulated depreciation and amortization	11,090	13,207
Net real estate investments	50,992	61,434
CURRENT ASSETS:
Cash and cash equivalents	12,518	5,239
Accounts receivable and accrued unbilled utility revenue	48,041	46,851
Current regulatory assets, net	17,722	16,542
Long-lived asset held-for-sale	9,907	—
Other current assets	4,526	4,744
Total current assets	92,714	73,376
OTHER ASSETS:
Investment in California Water Service Group	3,493	6,030
Regulatory assets, net	151,619	152,021
Other	7,927	7,701
	163,039	165,752
	$1,399,337	1,337,325

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,648	10,616
Additional paid-in capital	69,748	68,636
Retained earnings	314,040	302,220
Accumulated other comprehensive income	1,586	2,311
Total shareholders' equity	396,022	383,783
Long-term debt, less current portion	364,172	377,187
Total capitalization	760,194	760,970
CURRENT LIABILITIES:
Line of credit	55,925	34,600
Current portion of long-term debt	11,621	3,491
Accrued groundwater extraction charge, purchased water and purchased power	10,716	7,163
Accounts payable	23,768	16,196
Accrued interest	6,200	6,193
Other current liabilities	11,852	11,980
Total current liabilities	120,082	79,623

DEFERRED INCOME TAXES	208,407	198,775
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	226,574	217,766
POSTRETIREMENT BENEFIT PLANS	73,078	70,230
OTHER NONCURRENT LIABILITIES	11,002	9,961
	$1,399,337	1,337,325

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